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                                  EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                       GEORGIA BANK FINANCIAL CORPORATION
                                 AND SUBSIDIARY

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
                                                                                   YEAR ENDED
                                                                                   DECEMBER 31,
                                                        --------------------------------------------------------------
                                                                1997                   1996                  1995
                                                        -------------------    --------------------     --------------
Net income available to common shareholders                      $2,354,925              $1,952,165         $1,405,066

Earnings per common share:(1)
    Weighted average number of common
       shares outstanding                                         1,588,828               1,542,368          1,538,025

Net income per common share                                      $     1.48              $     1.27         $     0.91
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(1) Adjusted on a comparative basis to reflect reverse stock split (1 for 3)
effected April 21, 1995 and the 15% stock dividend payable September 25, 1996.